UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):

August 23, 2005

hi/fn, inc.
(Exact name of registrant as specified in its charter)

0-24765
(Commission File Number)

DELAWARE	33-0732700
(State of Incorporation)	(IRS Employer Identification Number)

750 University Avenue Los Gatos, CA	95032
(Address of principal executive offices)	(Zip Code)

(408) 399-3500
Registrant’s telephone number,
including area code

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
SIGNATURES
EXHIBIT INDEX
EXHIBIT 99.1

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

        The Financial Accounting Standards Board recently published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R, which is effective from the first interim period that begins after June 15, 2005, will require that compensation cost related to share-based payment transactions, including stock options, be recognized in the financial statements. Accordingly, the registrant will implement the revised standard in the first quarter of fiscal year 2006.

        On August 23, 2005, in response to the recently published accounting standard referenced above, the Board of Directors of the registrant approved, effective immediately, the vesting acceleration of approximately 1,025,000 unvested, “out-of-the-money” stock options awarded to employees and officers under its 1996 Equity Incentive Plan and 2001 Nonstatutory Stock Option Plan. The accelerated options have exercise prices ranging from $7.22 to $18.58, and a weighted average exercise price of $9.69. Options held by non-employee directors were excluded from the vesting acceleration. The registrant also imposed a holding period on shares underlying the accelerated options held by its executive officers. These restrictions will require all such optionees to refrain from selling any shares acquired upon the exercise of the options until the date on which the shares would have vested under the options’ original vesting terms.

        The primary purpose of the accelerated vesting is to enable the registrant to avoid recognizing future expense associated with the accelerated stock options upon the effectiveness of SFAS 123R. In addition, because these options have exercise prices in excess of current market values and are not fully achieving their original objectives of incentive compensation and employee retention, the acceleration may have a positive effect on employee morale and retention.

        On August 26, 2005, Hifn issued a press release announcing the acceleration. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 26, 2005

Hifn, Inc. By /s/ William R. Walker —————————————— William R. Walker Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.
99.1	Press Release issued by hi/fn, inc. dated August 26, 2005